Exhibit 99.1

Redux Holdings to Acquire Voting Capital Stock of Naturade.

Los Angeles, CA – July 28, 2006 — Redux Holdings, Inc, (Pink Sheets: RDXH) announced today that is has signed a Letter of Intent to acquire 51% of the voting capital stock of Naturade Inc., a leading marketer of scientifically supported natural products formulated to improve the health and well-being of consumers.

Naturade’s top selling brands include Naturade Total Soy®, a full line of nutritionally complete meal replacements for weight loss and cholesterol reduction available in several flavors of powders, ReVivex™, a line of healthy joint and arthritis pain relief products, Symbiotics® Colostrum Plus™ an immune booster product line as well as Ageless™, an anti-aging product line. Over the years, Naturade has broadened its focus to target to the rapidly growing opportunity in the weight loss category and has repositioned its long established line of high protein boosters targeted to low carbohydrate dieters.

Adam Michelin, Redux Holdings’ Chairman and CEO, “ I am pleased to announce the proposed acquisition of control of Naturade,. The Company’s long standing history and superior product line is a great addition to Redux Holdings. Our goal is to leverage the numerous assets that the Naturade brand has developed over its 80 year history and continue to bring science based products to market.”

Founded in 1926, Naturade products can be found in health food stores and natural foods supermarkets as well as supermarkets, mass merchandisers, club stores and drug stores.

Redux Holdings acquires assets of under performing and distressed companies on a non-cash basis and isolates, recombines and manages those assets to increase their value and to develop profitable strategic options. The Company is distinguished by the extensive experience of its personnel in quickly identifying, analyzing and stabilizing these businesses opportunities and effecting rapid turnaround and asset monetization.

For additional information on Redux Holdings, Inc., visit the company’s website at www.reduxholdings.com. Investor information, including an investor fact sheet, is available for download at www.firstcapitalinvestors.com.

“SAFE HARBOR”
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ‘seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.